Exhibit 99.4

Salesforce Signs Definitive Agreement to Acquire Demandware

By Alex Dayon

Today, we’re thrilled to announce Salesforce has signed a definitive agreement to acquire Demandware, the industry’s leading enterprise cloud commerce platform that enables brands to deliver unified, personalized experiences for consumers across every touchpoint.

Salesforce’s acquisition of Demandware, a recognized leader in the digital commerce industry, will extend the company’s CRM leadership and position it to capture the multi-billion dollar digital commerce market with what will be the new Salesforce Commerce Cloud.

The Salesforce Commerce Cloud will be an integral part of Salesforce’s Customer Success Platform, creating opportunities for companies to connect with their customers in entirely new ways. Salesforce customers will have access to the industry’s leading enterprise cloud commerce platform, and Demandware customers will be able to leverage Salesforce’s leading sales, service, marketing, communities, analytics, IoT and platform solutions to deliver a more comprehensive, personalized consumer experience.

Please refer to our FAQ below if you have questions about today’s exciting news!

Who is Demandware?

Demandware is the industry’s leading enterprise cloud commerce platform that enables brands to deliver unified, personalized experiences for consumers across every touchpoint.

Who are Demandware’s customers?

Leading global brands including Design Within Reach, Lands’ End, L’Oreal and Marks & Spencer rely on Demandware to power their commerce and connect 1:1 with consumers across the web, mobile, social and in-store experiences.

How many employees does Demandware have? Where is the company based?

Demandware has more than 1,000 employees. The company is headquartered in Burlington, MA with additional offices across the U.S., as well as Australia, China, Denmark, France, Germany, Italy, Japan and the Netherlands.

Why is Salesforce buying Demandware?

Salesforce’s acquisition of Demandware, a recognized leader in the digital commerce industry, will extend the company’s CRM leadership and position it to capture the multi-billion dollar digital commerce market with what will be the new Salesforce Commerce Cloud.

How will the acquisition benefit customers?

The Salesforce Commerce Cloud will be an integral part of Salesforce’s Customer Success Platform, creating opportunities for companies to connect with their customers in entirely new ways. Salesforce customers will have access to the industry’s leading enterprise cloud commerce platform, and Demandware customers will be able to leverage Salesforce’s leading sales, service, marketing, communities, analytics, IoT and platform solutions to deliver a more comprehensive, personalized consumer experience.

How much is Salesforce paying for Demandware?

Please see our press release.

When will the transaction close?

The transaction is expected to close in the second quarter of Salesforce’s fiscal year 2017, ending July 31, 2016.

Will the Demandware team join Salesforce?

Yes, the Demandware team will join Salesforce upon the closing of the transaction, which is expected to occur in the second quarter of Salesforce’s fiscal year 2017, ending July 31, 2016.

Check out our press release and Demandware’s blog post for more information and stay tuned for more details to come upon the close of the transaction!

Additional Information

The tender offer has not yet commenced. This post is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities. At the time the tender offer is commenced, Salesforce will file with the Securities and Exchange Commission (“SEC”) a Tender Offer Statement on Schedule TO, and Demandware will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Demandware stockholders and other investors are strongly advised to read the tender offer materials (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents that have yet to be filed) and the Solicitation/Recommendation Statement because they will contain important information that should be read carefully before any decision is made with respect to the tender offer. The Tender Offer Statement and the Solicitation/Recommendation Statement will be available for free at the SEC’s website at www.sec.gov. Free copies of these materials and other tender offer documents will be made available by the information agent for the tender offer.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, Salesforce and Demandware file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by the parties at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The parties’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward-Looking Statements

This post contains “forward-looking statements” relating to the acquisition of Demandware by Salesforce. All statements other than historical facts included in this post, including, but not limited to, statements regarding the timing and the closing of the transaction, the financing for the transaction, the expected benefits of the transaction, prospective performance and future business plans, and any assumptions underlying any of the foregoing, are forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from the parties’ expectations and projections. Risks and uncertainties include, among other things: uncertainties regarding the timing of the closing of the transaction; uncertainties as to how many of Demandware’s stockholders may tender their stock in the tender offer; the possibility that various closing conditions to the tender offer and merger transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction; that there is a material adverse change to Demandware; the outcome of any legal proceedings that may be instituted with respect to the transaction; that the integration of Demandware’s business into Salesforce is not as successful as expected; the failure to realize anticipated synergies and cost savings; the failure of Salesforce to achieve the expected financial and commercial results from the transaction; other business effects, including effects of industry, economic or political conditions outside either company’s control; transaction costs; actual or contingent liabilities; as well as other cautionary statements contained elsewhere herein and in Salesforce’s and Demandware’s periodic and other reports filed with the SEC including the factors set forth in their most recent annual reports on Form 10-K and quarterly reports on Form 10-Q, the Tender Offer Statement on Schedule TO and other tender offer documents to be filed by Salesforce, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Demandware. These forward-looking statements reflect Salesforce’s expectations as of the date of this report. Salesforce undertakes no obligation to update the information provided herein.